Exhibit 10.49
CASH BONUS RETENTION AGREEMENT

Employee Name:	James A. Garman	Work Location:	Houston, TX

Position:	VP & Chief Administrative Officer	Effective Date:	December 4, 2009
1. This Agreement effective this 4th day of December, 2009 (hereinafter “Effective Date”) is by and between James A. Garman (hereinafter “Employee”) and DRESSER-RAND COMPANY (hereinafter “DRESSER-RAND”). As of the Effective Date of this Agreement, DRESSER-RAND has agreed to pay a cash bonus to the Employee. The cash bonus being offered is described in a letter from Vincent R. Volpe dated November 19, 2009, a copy of which is attached hereto for reference.
2. If Employee voluntarily terminates his/her employment with DRESSER-RAND for any reason, then Employee agrees to repay any cash bonus paid by DRESSER-RAND on a prorated basis as described in paragraph 6 below.
3. Likewise, if DRESSER-RAND terminates Employee’s employment for Cause, then Employee also agrees to repay the cash bonus on the same prorated basis described in paragraph 6 below.
4. For purposes of this Agreement, “Cause” shall exist where Employee has engaged in conduct such as: 1) engaging in any act involving fraud, theft, misappropriation, dishonesty, insubordination or embezzlement, 2) committing intentional or negligent acts that impair the goodwill or business of DRESSER-RAND, and/or 3) failing to perform Employee’s duties in any material respect as determined by D-R.
5. Nothing in this Agreement shall change Employee’s status as an “At-Will” employee whose employment may be terminated for any reason at any time by either DRESSER-RAND or Employee. Nothing in this Agreement constitutes a contract or guarantee of employment for any specific term or limits either party’s right to terminate the employment relationship.
6. EMPLOYEE’S PRORATED CASH BONUS REPAYMENT SCHEDULE:
In the event Employee voluntarily terminates his/her employment or is terminated for cause within 1 year of the Effective Date the following bonus repayment schedule shall be applied
Employed 1 month or less – 100% repayment
Employed more than 1 month but less than 2 months — 11/12 repayment
Employed more than 2 months but less than 3 months – 10/12 repayment
Employed more than 3 months but less than 4 months – 9/12 repayment
Employed more than 4 months but less than 5 months – 8/12 repayment
Employed more than 5 months but less than 6 months – 7/12 repayment
Employed more than 6 months but less than 7 months – 6/12 repayment
Employed more than 7 months but less than 8 months – 5/12 repayment
Employed more than 8 months but less than 9 months – 4/12 repayment
Employed more than 9 months but less than 10 months – 3/12 repayment
Employed more than 10 months but less than 11 months – 2/12 repayment
Employed more than 11 months but less than 12 months – 1/12 repayment
7. If termination of employment occurs after twelve months after the Effective Date, Employee will not be required to repay cash bonus expenses.

8. Any repayment required under this Agreement will be due and payable to DRESSER-RAND within thirty (30) days of Employee’s termination under Paragraphs 2 or 3, or where permitted by the law, will be deducted from Employee’s final pay. If such paycheck deduction does not fully satisfy the amount of reimbursement due, Employee agrees to immediately repay the remaining unpaid balance to DRESSER-RAND. In addition, Employee agrees that signing this Agreement does hereby further constitute Employee’s irrevocable authorization to DRESSER-RAND to withhold any such sum from Employee as provided for in this Agreement. Employee further agrees to fully pay and reimburse DRESSER-RAND for any attorneys’ fees and costs that DRESSER-RAND incurs in enforcing the terms of this Agreement.
9. The terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. This Agreement contains the entire agreement and understanding between Employee and DRESSER-RAND with respect to the subject matter hereof and supersedes all prior understandings, arrangements, representations, warranties and agreements between the parties, whether oral or written, with respect to the same. This Agreement may only be modified by a writing that is signed by each DRESSER-RAND’S duly authorized representative. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same instrument. Faxed and electronic copies shall be given the full force and effect as an original.
IN WITNESS THEREOF, this Agreement is accepted and agreed to by Employee as of the Effective Date first written above.
Employee: /s/ James A. Garman

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